John T. Root, Jr.
ATTORNEY AT LAW
P.O. Box 701
Greenbrier, Arkansas 72058
Phone: (501) 529-8567
Fax: (501) 325-1130
j.root.5013@gmail.com

September 13, 2017

DELIVERED VIA EMAIL

The Greater Cannabis Company, Inc.
Attn: Mr. Wayne Anderson
244 2nd Ave N.
Suite 9
St. Petersburg, FL 33701

Re: Greater Cannabis Company, Inc., a Florida corporation ("GCAN"[1] "Company" or "Issuer")
Subject: Shell Status of Issuer

Dear Mr. Anderson:

You have requested that I render my opinion as to whether Greater Cannabis Company, Inc. is a Shell Company pursuant to Rule 144(i) of the Securities Act of 1933, as amended (the "Securities Act"). An analysis was performed using the Securities & Exchange S-1 filing and Amendments thereto, the preparation of financial statements and independent opinion of qualified Certified Public Accountants and Counsel opinions.

BACKGROUND AND LEGAL AUTHORITY

On February 15, 2008, the Securities and Exchange Commission (the "SEC") enacted final rule revisions to Rule 144 under the Securities Act, which establishes a safe harbor for the sale of securities under the exemption from registration set forth in Section 4(1), now usually shown as Section 4(a)(1) after enactment of the Jumpstart Our Business Startups Act of 2012 (JOBS Act) of the Securities Act. SIGNIFICANT REVISIONS TO THE RULE HAVE (i) CHANGED THE HOLDING PERIOD REQUIREMENTS OF THE RULE, (ii) ESTABLISHED NEW RULES FOR REPORTING AND NON-REPORTING

[1] Client advised counsel the trading symbol GCAN was approved but it is not reflected yet.

ISSUERS, AND (iii) ADDED RULES REGARDING "SHELL COMPANIES." A discussion of the applicable subparts of Revised Rule 144 follows.

Revised Rule 144 of the Securities Act consists of a preliminary note and seven separate subsections, each of which sets forth terms and conditions that, when satisfied, allows restricted securities to be sold in the public markets without compliance with the registration requirements of the Securities Act. Further, by complying with Rule 144, the seller of the restricted securities is not determined to be a Section 2(a)(11) underwriter.

Rule 144(i) Unavailability to securities of issuers with no or nominal operations and/or no or nominal non-cash assets. (1) This section is not available for the resale of securities initially issued by an issuer: (i) an issuer, other than a business combination related shell company... that has: (A) no or nominal operations, **and**; (B) Either: (1) no or nominal assets; (2) Assets consisting solely of cash and cash equivalents; or (3) Assets consisting of any amount of cash and cash equivalents and nominal other assets; or (ii) An issuer that has been at any time previously an issuer described in paragraph (i)(1)(i).

Notwithstanding paragraph (i)(1), if the issuer of the securities previously had been an issuer described in paragraph (i)(1)(i) but has ceased to be an issuer described in paragraph (i)(1)(i); is subject to the reporting requirements of section 13 or 15(d) of the Securities and Exchange Act of 1934 ("Exchange Act"); has filed all reports and other materials required to be filed by section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months (or for such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports (Rule 249.308 of this chapter); and has filed current "Form 10 information" with the Commission reflecting its status as an entity that is no longer an issuer described in paragraph (i)(1)(i), then those securities may be sold subject to the requirements of this section after one year has elapsed from the date that the issuer filed "Form 10 information" with the Commission.

The term "Form 10 information" means the information that is required by Form 10 or Form 20-F (Rule 249.210 or Rule 249.220f of this chapter), as applicable to the issuer of the securities, to register under the Exchange Act each class of securities being sold under this rule. The issuer may provide the Form 10 information *in any filing of the issuer with the Commission.* The Form 10 information is deemed filed when the initial filing is made with the

Commission.[2]

FACTS AND CORPORATE HISTORY

The Greater Cannabis Company, Inc. was formed in March 2014 as a limited liability company under the name, The Greater Cannabis Company, LLC. The Company remained a wholly owned subsidiary of Sylios Corp until March 2017. The Company's business plan is, and has been, to concentrate on cannabis related investment and development opportunities through its online retail store, direct equity investments, joint ventures, licensing agreements or acquisitions.

GCC's principal executive office is located at The Greater Cannabis Company, Inc., 244 2nd Ave N., Suite 9, St. Petersburg, FL 33701, and their telephone number is (727) 482-1505.

Company's Operations:

GCC ONLINE

Greater Cannabis Company, Inc. (The "Company" or the "Registrant") is a holding Company incorporated in Florida on March 14, 2014.

Initially, the Company pursued the following economic opportunities in cannabis related investment and development opportunities through direct retail sales, investments in private and/or public entities, joint ventures, licensing agreements or acquisitions.

The Company's business segments are divided into four operating segments:

1. **E-commerce**- Through the Company's wholly owned subsidiary, GCC Superstore, LLC, the Company has established an online store whose merchandise includes pipes, vaporizers, grinders, hemp related products, CBD (Cannabidiol) related products and additional products focusing on the cannabis industry. The online store, GCC Superstore, was opened in June 2017 and can be found at www.gccsuperstore.com. At present, the GCC Superstore carries in excess of 1,000 products from 20 suppliers and over 50 brands. The

[2] Form 10 information was filed by the company in the form of a Form S-1 and Form S-1 A, accepted/approved by the SEC on August 31, 2017. (Italics added.)

online store operates under a "drop-ship" model which affords it the benefit of less capital expenditure on inventory. Thus, the Company will not show an inventory while using this delivery method.

2. **Advertising**- With the development of the GCC Superstore, the Company will place directed advertising throughout the online store. Advertising will originate through Google AdSense or direct-advertising sales by the Company. The company will also use social media outlets such as Facebook, Twitter and Instagram in an effort to attract customers with product specific advertisements or posts.

3. **Licensing**- The Company is actively seeking licensing opportunities in the cannabis sector, for intellectual property, products and dispensary means. At present, the Company does not have any active licensing agreements. On July 31, 2014, the Company entered into a Licensing Agreement with Artemis Dispensing Technologies for the development and resell of an automated dispensing product. Under the collaboration and license agreement, Artemis was to be responsible for the development of a high-end automated dispensing product. Upon launch and sales of the product, Artemis was to be responsible for the installation, training and customer support for the hardware and software. The Company was to be responsible for direct sales, addition of key distributors and sublicensing of specific territories within the U.S. The initial term of the Agreement expired December 31, 2016 and in the opinion of management the Agreement is no longer in effect. The Company's position is that there is no longer an enforceable agreement between itself and Artemis.

4. **Direct Investments**- The Company may, at its election, directly invest in private entities within the cannabis sector either through stock purchase agreements, debentures, joint ventures or a hybrid of each. The Company's planned investments will focus on those entities whose near-term goals are to maximize shareholder value through the filing of an initial public offering or a corporate event that takes the entity from private to public.

Through the S-1 filing, the Selling shareholders are offered 24,027,493 shares of common stock at $0.25 per share (until shares are quoted on the OTC Bulletin Board (or the most appropriate exchange) and, presuming the Company secures this qualification, thereafter at prevailing market prices or privately negotiated price.

The following represents the major transactions entered into from date of inception:

1. Entered into LOI to acquire Signifi Solutions, Inc on April 25, 2014; Due to Canadian regulations, the Company elected to modify this to a licensing agreement
2. Entered into Licensing Agreement with Artemis Technologies, Inc. on July 31, 2014
3. Entered into consulting Agreement with Greenscape Laboratories
4. Opened its first online store for cannabis products in March 2015. Closed the store down in late 2016 to revamp the site and build on a different e-commerce platform.

COMPETITION

The Company, is engaged in a highly competitive business. Its principal competition includes, Amazon, AliBaba and other "general" online retailers, as well as smaller websites offering direct product sales.

The Company remains under constant development, requiring continuous, additional cash outlays and its operations are expected to begin generating revenues as each remaining product is developed and markets are more fully developed and accessible. The Company continues its online presence. Based on information presented to me, and my research, we do not believe any direct regulation is required. Additionally, there are supporting products that are being considered as complimentary products for the GCC online retailer.

It is clear upon review of the Company-provided corporate income tax returns (1120) that during the non-reporting period, the Company was active irrespective of the level of revenues and expenses.[3]

With the acceptance by the SEC of its S-1/A, GCC can dedicate itself to furthering business operations including, but not limited to, addressing its competition in the online retail space, without the same degree of continuing allocation of management time and financial resources consumed in the filing.

[3] Counsel was provided with each Corporate Income Tax Return for the years of the S-1 filing, *i.e.*, immediately precedent to this correspondence.

CONCLUSION

In analyzing the Company's public filings with the Securities and Exchange Commission, the Company does not appear to be operating as a "shell corporation" issuer, now or ever.

Review of its filings indicates that it has conducted active business operations and it maintains valuable assets consisting of primarily of intangible property. Although a cursory investigation reveals that there are infrequent cash transactions[4], this is typical of a startup company that is aiming at generating funding from the public for its ventures[5]. Notwithstanding, it is clear that the company has been active both in the public and regulatory arenas.

Further, the Company has numerous records, public in nature, indicating that they have material operations from the time they were incorporated, which have been reviewed by qualified parties, including counsel, certified public accountants and the Securities & Exchange Commission. Based on the information provided to me, on which I relied, and my own investigation into the filings of the Company, it is my opinion that the Company is, and has been an operating company, and therefore not a shell since inception on March 14, 2014.

The Greater Cannabis Company, Inc. has maintained assets and its business operations from inception and financial statements analyzed appear to be inconsistent with the definition of a Shell Company issuer.

Based upon the foregoing statements, it is my opinion that the requirements of Rule 144(i) are satisfied.

In my examination and review of documents, I have assumed the genuineness of all signatures, as well as the authenticity, accuracy and completeness of all

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[4] Due to the name of the Company, we were not able to open a bank account in the name of GCC. All banking was done under the parent company, Sylios Corp. Payments for the benefit of GCC were treated as intracompany loans on the books of Sylios and GCC. GCC has two outstanding Notes issued to Sylios for these payments.

[5] As stated in Rule 144 text, the mere fact of infrequent cash transactions is not indicative of the lack of activity of the company and does not exclude the company as a "shell" company during the period, provided there is evidence of material activity during those periods, such as the Artemis licensing agreement.

documents submitted to me as originals, and the conformity with original documents of all documents submitted to me electronically or copies.

This opinion is based expressly on the facts stated herein, and may not be relied upon in the event that other facts, not presently known to me, come to light. Opinion Letters of Counsel are not binding upon the Commission or the Courts, and to the extent that persons relying upon this letter may have knowledge of facts or circumstances that are contrary to those upon which this opinion is based, this opinion would not be applicable.

I am admitted to practice law in the State of Arkansas. I am permitted to practice before the Securities and Exchange Commission and have not been prohibited from practice thereunder. The opinions expressed above are limited to the Federal Law of the United States of America and no opinion is provided regarding any federal or state law not specifically referenced herein.

This opinion may be relied solely by Officers and Directors of the Company, and is limited, to the purpose of obtaining funding from Crown Bridge Partners, LLC. This opinion may not be relied upon by any other party for any other purpose and may not be reproduced or distributed (except to governmental or regulatory agencies as required by regulation or law) without the prior, specific, written permission of named counsel.

If you have questions about the opinions expressed herein or the factual or legal underpinnings for those opinions, please advise.

Sincerely,

John T. Root, Jr.

John T. Root, Jr.